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                                       EXHIBIT 2

                               STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated as of December 26, 1996 by and between TOA Medical Electronics Co., Ltd., a Japanese corporation (the "BUYER"), and Sysmex Corporation of America, a California corporation (the "SELLER"), with reference to the following facts:

                                   R E C I T A L S

         A. Seller is the beneficial owner of 331,851 shares of capital stock of International Remote Imaging Systems, Inc., a Delaware corporation (the "STOCK").

         B. Buyer wishes to acquire the Stock from Seller, and Seller wish to sell the Stock to Buyer, subject to the terms and conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements hereinafter set forth, the parties agree as follows:

                      ARTICLE I: PURCHASE AND SALE OF THE STOCK.

         1.1 PURCHASE PRICE. On the Closing Date (as defined in Section 1.2 below), Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Stock for an aggregate purchase price of One Million Four Hundred Fourteen Thousand Three Hundred Fifteen Dollars ($1,414,315) (the "PURCHASE PRICE"), based upon the average price per share of the Stock in November 1996, which was $4.2619.

         1.2 CLOSING. The closing of the purchase and sale of the Stock (the "CLOSING") shall take place at the offices of Seller, on December 26, 1996 at 6:00 p.m., Central time, or at such other place or at such other date and time as Seller and Buyer may mutually agree (the "CLOSING DATE").

         1.3  DELIVERY; PAYMENT.  At the Closing:

              (a) Buyer shall deliver to Seller the Purchase Price in immediately available funds by wire transfer to an account designated by Seller. Such funds shall represent the entire payment due from Buyer to Seller in consideration of the Stock, and transfer of such amount shall discharge Buyer's obligation with respect to payments due at the Closing. Buyer and Seller shall also deliver to each other such other documents required to be delivered by such parties hereunder.

              (b) Seller shall deliver to Buyer immediately after the confirmation of the payment in subsection (a) above the certificates representing the Stock, duly endorsed in blank or accompanied by a stock power duly executed in blank.


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             ARTICLE II: COVENANT, REPRESENTATION AND WARRANTY OF SELLER.

         All shares of Stock are, and shall be transferred by Seller to Buyer hereunder, free and clear of all pledges, liens, security interests, charges, encumbrances or other adverse claims.

                  ARTICLE III: MUTUAL COVENANTS OF BUYER AND SELLER.

         As promptly as practicableafter the date of this Agreement, the Seller shall effect all filings, registrations and requests for consent with, and use best efforts to obtain all consents, authorizations, approvals and declarations from, all third parties and government agencies required under laws applicable to the Seller or contracts to which the Seller is a party for the Seller to consummate the transactions contemplated hereby. Buyer shall use reasonable efforts to assist the Seller as reasonably requested with all matters described above in this Section. In addition, as promptly as practicable after the date hereof, Buyer will make all filings with governmental bodies and other regulatory authorities, and use all reasonable efforts to obtain all permits, approvals, authorizations and consents of all third parties, necessary under laws applicable to Buyer or contracts to which Buyer is party for Buyer to consummate the transactions contemplated by this Agreement.
                          ARTICLE IV: CONDITIONS PRECEDENT.

         4.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction or waiver (in writing) of each of the following conditions at or prior to the Closing Date:

              4.1.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. Those representations and warranties of the Seller contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct on and as of the Closing Date as though made at and as of that date.

              4.1.2 COMPLIANCE WITH COVENANTS. Seller shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or before the Closing Date.

              4.1.3 CONSENTS OBTAINED; FILINGS. Each party shall have obtained all consents and approvals from and shall have completed all declarations, filings and registrations with, government agencies and private third parties that are required for the execution, delivery and performance of this Agreement by such party, except where the failure to obtain such consents or approvals is a result of a breach by Buyer.


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         4.2  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS.  The obligations of Seller under this Agreement are subject, at the option of Seller, to the satisfaction or waiver (in writing) of each of the following conditions at or prior to the Closing Date:

              4.2.1 COMPLIANCE WITH COVENANTS. Buyer shall have performed and complied with all terms, agreements, covenants and conditions of this Agreement to be performed or complied with by it on or before the Closing Date.

              4.2.2 CONSENTS OBTAINED. Each party shall have obtained all material consents and approvals required for the execution, delivery and performance of this Agreement by such party, except where the failure to obtain such consents or approvals is a result of a breach by Seller.

              4.2.3 PAYMENT. Buyer shall have transferred to Sellers the amounts required to be transferred under SECTION 1.1.

                             ARTICLE V: INDEMNIFICATION.

         Each of Buyer and Seller (the "indemnifying party") agrees to indemnify, defend and hold harmless the other party (including the other party's officers, directors, employees and agents) from and against the full amount of any and all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses and court costs incident to any suit, action, investigation or other proceedings), damages and losses arising in connection with any breach by the indemnifying party of any covenant, representation or warranty hereunder.

                               ARTICLE VI: TERMINATION.

         6.1 TERMINATION. This Agreement may be terminated at any time on or prior to the Closing Date:

              6.1.1     By mutual agreement of Seller and Buyer.

              6.1.2     By Seller if any of the conditions set forth in SECTION

         4.2 hereof shall not have been fulfilled on or prior to the Closing
         Date.

              6.1.3     By Buyer if any of the conditions set forth in SECTION
         4.1 hereof shall not have been fulfilled on or prior to the Closing
         Date.

         6.2 EFFECTS OF TERMINATION. If this Agreement is terminated pursuant to this Article, all obligations of the parties hereunder shall terminate without liability of any party to any other party. Nothing contained in this
SECTION 6.2 shall relieve any party of liability for any breach of this Agreement which occurred prior to termination of this Agreement.


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                             ARTICLE VII: MISCELLANEOUS.

         7.1 COOPERATION. Each party hereto agrees, both before and after the Closing, to execute any and all further documents and writings and perform such other reasonable actions which may be or become necessary or expedient to effectuate and carry out the Transactions (which shall not include any obligation to make payments).

         7.2 EXPENSES. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

         7.3 ENTIRE AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and undertakings of the parties in connection therewith. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective successors and assigns.

         7.4 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois.

         7.5 ADJUSTMENT FOR STOCK SPLITS, ETC. Notwithstanding any other provision of this Agreement to the contrary, in the event of any stock split, reclassification, recapitalization or other extraordinary transaction with respect to the Stock prior to the Closing Date, the Stock to be sold and the consideration to be paid in respect thereof shall be appropriately adjusted to reflect such transaction.

         7.6 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first above written.

                                       "BUYER"
                                            TOA MEDICAL ELECTRONICS CO., LTD.,
                                            a Japanese corporation

                                                      By: /s/ Hisashi Ietsugu
                                                      Name:  Hisashi Ietsugu
                                                      Title:  President

                                       "SELLER"
                                            SYSMEX CORPORATION OF AMERICA,
                                            a California corporation

                                                      By: /s/ Eiichi Heki
                                                      Name:  Eiichi Heki
                                                      Title:  President


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